Exhibit 99.1

Active Power Appoints Jan Lindelow as Interim President and CEO

Jim Clishem Steps Down as CEO and President, Board Member

AUSTIN, Texas (Oct. 18, 2011) – Active Power, Inc. (NASDAQ: ACPW), manufacturer of critical backup power systems and continuous power and infrastructure solutions, has appointed company director Jan Lindelow as interim president and CEO effective immediately. Lindelow succeeds Jim Clishem who has resigned as president and CEO and as a member of the company’s board of directors to pursue other interests.

Active Power has engaged a top executive search company to find an accomplished and highly capable executive within the next 120 days.

“We’d like to thank Jim for his substantial contributions to Active Power, including helping to transform the company into the industry leader it is today,” said Benjamin Scott, the company’s chairman of the board of directors. “We are fortunate to have Jan, a proven industry leader, be willing to step in and guide the company during this critical transition. In addition to his deep leadership experience, Jan has a solid understanding of the company's products and markets, having been a part of Active Power’s board of directors since February 1998, but also serving both the power and datacenter markets while in senior leadership roles at ABB and IBM/Tivoli, respectively.”

“We now look for Active Power to benefit from new leadership that will take the company to the next level, including the pursuit of opportunities we’ve identified that would expand our addressable market in both size and scope,” continued Scott.

“Active Power is a global leader in the continuous power and infrastructure solutions market,” said Jan Lindelow, interim CEO for Active Power. “With the dramatic growth and expansion of datacenters around the world, fueled by the widespread adoption of cloud computing, we have a tremendous opportunity ahead of us. I look forward to leading the highly capable Active Power team during this transition.”

As previously announced, Active Power expects third quarter 2011 guidance to be between $18 million and $21 million in revenues with earnings per share between $(0.02) and $0.02. Any changes in cash and investments are expected to be due to changes in working capital requirements.

Jan Lindelow Executive Bio
Jan Lindelow has served as a member of Active Power’s board for more than 13 years. He was previously chairman and CEO of Tivoli, a unit of IBM Software Group, before becoming IBM’s vice president of Emerging Business Development. Lindelow has significant management and board room experience, leading small to mid-sized companies, both public and private, offering strategic insights into the high tech industry and the markets served by Active Power, including the power industry, where he has direct management experience.

Lindelow previously served in several senior executive positions with Asea Brown Boveri, a global company delivering power, energy, and automation technologies. Prior to ABB, Lindelow was president of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company.

He currently serves as an active board member of several other enterprises, primarily in the high tech industry. Lindelow holds a master’s of Science in Electrical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and four regional operations centers located in the United Kingdom, Germany, Japan and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2011, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 and June 30, 2011, and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com